CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form SB-2 of Energy Quest Inc., (formerly known as Syngas International Corp.), of our report, dated March 26, 2007, relating to the consolidated balance sheets of Energy Quest Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ending December 31, 2006 and 2005, and for the accumulated period December 14, 2004 (date of inception) to December 31, 2006, which report appears in the Annual Report on Form 10-KSB of Energy Quest Inc. for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Vancouver, Canada	/s/ Morgan & Company

July 17, 2007	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1